Exhibit 23.1

CONSENT OF REZNICK FEDDER & SILVERMAN, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-91548, 333-64732, and 333-60076) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated March 5, 2004, except for Note 15, as to which the date is March 23, 2004, with respect to the consolidated financial statements and schedule of VCampus Corporation included in the Annual Report on Form 10-K as of and for the year ended December 31, 2003.

/s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland

March 30, 2004.